EXHIBIT 3.9

CERTIFICATE OF CORRECTION FILED TO CORRECT
A CERTAIN ERROR IN THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS OF
SERIES F PREFERRED STOCK
OF
CADIZ INC.
FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON JUNE 30, 2006

CADIZ INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

1. That the name of the Corporation is Cadiz Inc.

2. That a Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. (the "Certificate") was filed by the Secretary of State of Delaware on June 30, 2006 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of the Certificate to be corrected is to change references to "at least one of the Series F Preferred Directors" in Sections 4(d), 7(e)(v), 7(e)(vi) and 7(e)(vii) of the Certificate to refer to "a majority of the Corporation's independent directors" in each case.

4. Section 4(d) of the Certificate is replaced in its entirety to read as follows:

"(d) For so long as the Series F Preferred Stock is outstanding, the Corporation shall not, without the written consent or affirmative vote of a majority of the Corporation's independent directors, create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock."

5. Section 7(e)(v) of the Certificate is replaced in its entirety to read as follows:

"(v) Corporation Equity Securities issued by the Corporation to any officer, director or employee of the Corporation as remuneration for services rendered to the Corporation; provided, however, that at least a majority of the Corporation's independent directors voted to authorize such issuance;"

6. Section 7(e)(vi) of the Certificate is replaced in its entirety to read as follows:

"(vi) Corporation Equity Securities issued by the Corporation to any consultant pursuant to compensation procedures approved by the Board of Directors of the Corporation including the consent of at least a majority of the Corporation's independent directors;"

7. Section 7(e)(vii) of the Certificate is replaced in its entirety to read as follows:

"(vii) Corporation Equity Securities issued in connection with the acquisition of all or part of another entity or in connection with a joint venture or such other strategic investment, which transaction is approved by at least a majority of the Corporation's independent directors; and"

IN WITNESS WHEREOF, CADIZ INC., has caused this Certificate to be signed by O'Donnell Iselin II, its Chief Financial Officer and Secretary, this 13th day of March, 2007.

CADIZ INC.

By: /s/ O'Donnell Iselin II
                                                                                                                O'Donnell Iselin II
                                                                                                                Chief Financial Officer and Secretary